EXHIBIT 99.1



            BD Acquires Right to Negotiate Business Relationship for
                Accelr8's BACcel(R) Rapid Diagnostics Technology

DENVER, Colo., December 13, 2007 - Accelr8 Technology Corporation (Amex:AXK) announced today that that Becton Dickinson and Company (NYSE: BDX) purchased an exclusive right on December 12, 2007 to negotiate for a business relationship to develop Accelr8's BACcel(R) rapid diagnostic platform. The right grants to BD an exclusive discussion period through March 31, 2008 during which the companies will explore a possible product development relationship and definitive terms for such a relationship. If agreement is reached, terms may include any of the elements or combination of elements of licensing, equity investment, joint development, or other mutually suitable product development and commercialization program. BD will pay Accelr8 $100,000 for the right.

According to David Howson, Accelr8's president, "this agreement demonstrates serious interest in our rapid diagnostic platform by a leader in the clinical diagnostics market. BD recognizes the potential value of the BACcel system as a `fast front end' that complements their automated culturing systems and gene analysis products. The BACcel system uniquely addresses a critical need in hospital ICUs that no other technology now addresses. We target hospital acquired infections (HAI) and antibiotic resistance in pathogens that include the worst multi-resistant so-called `superbugs' such as MRSA, Acinetobacter, Pseudomonas, and emerging strains of Klebsiella and E. coli.

"With life-threatening infections, physicians need guidance for initial therapy within a few hours of a patient's first presentation of symptoms. In the best of cases, culturing requires at least a full day to produce results, and that is too late to affect patient outcomes. The physician cannot wait that long to begin therapy and must proceed without specific guidance. Because of widespread and increasingly complex antibiotic resistance, approximately 20% to 40% of attempts with initial therapy prove inadequate.

"The BACcel system has unique capabilities. It eliminates culturing delays by using well-understood analytical principles in a novel strategy to analyze bacteria extracted directly from a patient specimen. We have presented data to the scientific and medical communities that support our objective of reporting pathogen identity and quantity within two hours of specimen access, and major antibiotic resistance mechanism identification within six hours. This will help the physician to rule out antibiotics that are most likely to fail, leaving those that are most likely to prove adequate. "The nature of this agreement reflects BD's desire to quickly explore and define mutually beneficial ways to seize this unique opportunity. BD could bring many resources to bear and speed the path to market, helping to further consolidate their leadership in managing infectious diseases," Howson concluded.



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About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing a rapid clinical pathogen diagnostic platform, the BACcel(R) system, based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8's own products.


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    Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

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Contact
John Metzger, of Metzger Associates
+1.303.786.7000, ext. 2202
john@metzger.com

OR

Tom Geimer, of Accelr8 Technology Corp.
+1.303.863.8088
tom.geimer@accelr8.com


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